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                           EXHIBIT NO. 12(B)
                           -----------------

                             COMPUTATION OF

                     RATIO OF EARNINGS TO COMBINED

                   FIXED CHARGES AND PREFERRED SHARE

                         DIVIDEND REQUIREMENTS



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                                                                 EXHIBIT 12(B)

                      THE PROGRESSIVE CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
               AND PREFERRED SHARE DIVIDEND REQUIREMENTS
                               (millions)
                              (unaudited)



                                                                                Three Months Ended March 31,
                                                                        ------------------------------------------
                                                                               1996                           1995
                                                                        -----------                   ------------
Income before income taxes                                                   $ 87.1                          $81.5
                                                                        -----------                   ------------
Fixed Charges:

     Interest and amortization on indebtedness                                 14.3                           14.3

     Portion of rents representative of the interest factor                     1.1                             .9
                                                                        -----------                   ------------
Total fixed charges                                                            15.4                           15.2
                                                                        -----------                   ------------
     Preferred share dividend requirements                                      2.6                            2.8
                                                                        -----------                   ------------
Total fixed charges and preferred share dividend requirements                  18.0                           18.0
                                                                        -----------                   ------------
Total income available for fixed charges and preferred share
         dividend requirements                                               $102.5                          $96.7
                                                                        ===========                   ============
Ratio of earnings to combined fixed charges and preferred
         share dividend requirements                                            5.7                            5.4
                                                                        ===========                   ============